Exhibit 99.1

Agios Pharmaceuticals Appoints Chris Bowden, M.D., as Chief Medical Officer

Appointment Reflects the Strength of Agios’ Clinical Development Pipeline

CAMBRIDGE, Mass., May 14, 2014 — Agios Pharmaceuticals, Inc. (NASDAQ: AGIO), a leader in the fields of cancer metabolism and inborn errors of metabolism (IEMs), today announced the appointment of Chris Bowden, M.D., to the newly created position of chief medical officer, where he will oversee global clinical development and regulatory initiatives for Agios. Dr. Bowden, who brings more than 17 years of experience in clinical drug development, including the approval of several cancer medicines, was previously vice president, product development oncology, franchise lead (Signaling Group) at Genentech, Inc., a member of the Roche Group.

“We are thrilled that Chris is bringing to Agios his strong industry and operational leadership at a time when our three oral, first-in-class product candidates are advancing in the clinic,” said David Schenkein, M.D., chief executive officer of Agios. “Chris has deep experience in oncology drug development, including the use and approval of companion diagnostics, which will prove valuable for our clinical development and registration strategies. His career-long focus on patient quality of care is an excellent fit with our vision and culture, which is dedicated to making a fundamental difference in patients’ lives.”

“I’m excited to join Agios at this time of important growth and evolution for the company,” said Dr. Bowden. “Agios is leading the investigation of precision medicine in the field of cellular metabolism, and has rapidly advanced several promising oral medicines to treat a range of serious diseases. Together with our experienced leadership team, I look forward to helping the company and our collaborator, Celgene, continue to accelerate the development of our pipeline and bring innovative new medicines to patients.”

During Dr. Bowden’s eight years at Genentech, he was responsible for the successful development of a number of novel oncology medicines. He led the teams responsible for the development and global registrations of several marketed cancer medicines, including Zelboraf® indicated for the treatment of BRAF V600E mutant-positive metastatic melanoma, Tarceva® indicated for the first line therapy of patients with non-small cell lung cancer whose tumors have an activating mutation of the Epidermal Growth Factor receptor (EGFR), and Erivedge® for patients with unresectable, locally advanced or metastatic basal cell carcinoma. From 2003 to 2006, Dr. Bowden was the executive director for EMEA (Europe, Middle East, Africa) regions for Bristol-Myers Squibb. In this role, he led medical affairs strategies for cancer, immunology and pain medicines. Earlier, Dr. Bowden held positions of increasing responsibility in oncology clinical development, Phases I-III, at Pharmacia Corporation and Janssen Pharmaceutica. Prior to his industry experience, Dr. Bowden was on the oncology faculty at the University of Virginia Health Science Center where he participated in numerous industry and cooperative group trials. Dr. Bowden received his medical degree from Hahnemann University School of Medicine in Philadelphia followed by internal medicine training at Roger Williams Medical Center and the Providence VA Medical Center, Rhode Island. He completed his medical oncology fellowship at the National Cancer Institute Medicine Branch. Dr. Bowden is board certified in internal medicine and medical oncology.

About Agios Pharmaceuticals, Inc.

Agios Pharmaceuticals is focused on discovering and developing novel drugs to treat cancer and inborn errors of metabolism, or IEMs, which are rare genetic metabolic diseases, through scientific leadership in the field of cellular metabolism. In addition to an active research and discovery pipeline across both therapeutic areas, Agios has multiple first-in-class lead product candidates in cancer metabolism and IEMs in clinical and/or preclinical development. All Agios programs focus on genetically identified patient populations, leveraging our knowledge of metabolism, biology and genomics. For more information, please visit our website at www.agios.com

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the expected benefits of Dr. Bowden’s employment and Agios’ strategic plans and focus. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “would,” “could,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from Agios’ current expectations and beliefs. For example, there can be no guarantee that any product candidate Agios is developing will successfully commence or complete necessary preclinical and clinical development phases, or that development of any of Agios’ product candidates will successfully continue. There can be no guarantee that any positive developments in Agios’ business will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other important factors, including: Agios’ results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Agios’ ability to obtain and maintain requisite regulatory approvals and to enroll patients in its planned clinical trials; unplanned cash requirements and expenditures; competitive factors; Agios’ ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing; Agios’ ability to maintain key collaborations, such as its agreement with Celgene; and general economic and market conditions. These and other risks are described in greater detail under the caption “Risk Factors” included in Agios’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, and other filings that Agios may make with the Securities and Exchange Commission in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Agios expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

Agios Pharmaceuticals, Inc.

Lora Pike

Lora.pike@agios.com

T: 617-649-8608